EXHIBIT 4.1

First Amendment to
Rights Agreement

            This First Amendment to Rights Agreement (this "First Amendment") is made effective as of this 21st day of December, 2006 by and between CPAC, Inc., a New York corporation with its principal executive office at 2364 Leicester Road, Leicester, New York 14481 (the "Company"), and Continental Stock Transfer & Trust Co., a Delaware corporation with its principal executive office at 17 Battery Place, New York, New York 10004 (the "Rights Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement (as defined below).

            Whereas, the Company and the Rights Agent entered into a certain Rights Agreement (the "Agreement") dated as of March 19, 1999; and

            Whereas, the Company and the Rights Agent now desire to amend certain terms and conditions of the Agreement as more particularly set forth herein.

            Whereas, pursuant to Section 26 of the Agreement, the Agreement may be amended by the Company without the approval of any holders of Rights Certificates by a writing signed by the Company and the Rights Agent.

            Now, Therefore, in consideration of the mutual promises contained herein the Company and the Rights Agent hereby agree as follows:

1.         Addition of Section 34. A new Section 34 is hereby added to the Rights Agreement to read in its entirety as follows:

Section 34. Buckingham Capital Transaction. Notwithstanding any other provision of the Agreement, it is agreed that none of the transactions described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated on or about December 21, 2006 by and among the Company, Buckingham CPAC, Inc. and Buckingham CPAC Acquisition Corp., (collectively, "Buckingham") will cause a Stock Acquisition Date or Distribution Date to occur for any purposes under this Agreement, or will otherwise cause any Rights issued pursuant to this Agreement to become exercisable by the holders thereof. Without limiting the foregoing, Buckingham shall not be deemed to constitute an Acquiring Person with respect to any of the transactions described in the Merger Agreement. Any other transactions between the Company or its shareholders and Buckingham (or any of its Affiliates) that are not within the transactions described in the Merger Agreement are not intended to be excluded from this Agreement, absent a further amendment to this Agreement or further action by the Board of Directors of the Company to the extent permitted herein.

2.         Full Force and Effect; Remaining Agreement Not Modified. This First Amendment shall not be deemed to be a consent or waiver to, or a modification of, any other term or condition of the Agreement. Except as expressly modified hereby, the terms and provisions of the Agreement shall continue in full force and effect. Any reference to this Agreement shall be deemed to mean the Agreement as amended hereby.

            In Witness Whereof, the parties have caused this First Amendment to be duly executed effective as of the date first set forth above.

CONTINENTAL STOCK TRANSFER & TRUST CO.

/s/ William F. Seegraber
Signature

William F. Seegraber
Name

Vice President
Title

CPAC, INC.

/s/ Thomas N. Hendrickson
Signature

Thomas N. Hendrickson
Name

President & CEO
Title